Exhibit 10.3

AGREEMENT OF EMPLOYMENT

THIS AGREEMENT OF EMPLOYMENT (the “Agreement”) is made as of the 19th day of December, 2013 (the “Effective Date”), by and between Franck S. Rousseau (hereinafter referred to as the “Executive”), and Ocera Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Company”).

WITNESSETH:

WHEREAS, the Company desires to enter into this Agreement embodying the terms of Executive’s employment with the Company, and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement; and

WHEREAS, Executive acknowledges that the restrictions against disclosures of certain information, the provisions regarding ownership of intellectual property and the other agreements set forth in this Agreement have constituted a substantial inducement to the Company to enter into this Agreement, and that none of such restrictions or agreements set forth in the Agreement will be unduly burdensome.

NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.                                      Employment.  The Company hereby employs Executive as its Chief Medical and Development Officer, and Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement.

2.                                      Term of Employment.  The Company will employ Executive, and Executive agrees to remain in the full-time employ of the Company, until such employment is terminated by either party.

3.                                      Duties of Executive.

(a)                                 Executive shall devote his full business time, attention and energies to performance of his duties hereunder as reasonably directed by the Company’s Chief Executive Officer, and further agrees at all such times to act in a manner consistent with Company interests, and to perform such duties ably, faithfully and diligently. Executive shall be permitted to engage in family, civic, charitable and other non-commercially oriented activities but shall not engage in any outside work during business hours and/or commercially oriented activities which will materially affect, impede, prohibit, or restrict his abilities to perform his obligations under this Agreement.  Executive shall provide written notice to the Company’s Chief Executive Officer prior to engaging in any such material outside work or commercially oriented activity, and permission to engage in any such work or activity shall be granted solely in the discretion of the Chief Executive Officer.  Executive shall have the ability to engage in activities which are primarily personal investment activities and are not related to the business of the Company, provided, further, no such activity shall interfere, in any material respect, with the Executive’s obligations under this Agreement.  Notwithstanding the foregoing, and except to the extent the restrictions contained in Section 9 may apply, nothing in this Agreement shall prohibit Executive from: (i) participating in charitable and professional organizations in an unpaid capacity; or (ii)

serving as a non-executive director of one or more other corporations; in each case, in a manner, and to an extent, that will not materially interfere with his duties to the Company.

(b)                                 Executive shall report directly to the Company’s Chief Executive Officer.  The Chief Executive Officer shall have the power to direct, control and supervise the duties of Executive under this Agreement, as well as the manner of Executive’s performance of such duties; provided, however, that the Chief Executive Officer shall not impose or permit to be imposed on its behalf any duties or constraints of any kind that are unreasonable, that are inconsistent with Executive’s role and duties as Chief Medical and Development Officer of the Company or that would require Executive to violate any law or applicable government rule or regulation.

4.                                      Compensation.

(a)                                 Salary.  As Executive’s salary for all services rendered to the Company during the term of this Agreement, in whatever capacity rendered, Executive shall receive an annual base salary of Three Hundred Sixty Thousand Dollars ($360,000), payable in biweekly installments (“Base Salary”).  The Company may increase, but not decrease, Base Salary at such times and in such amount as the Company deems appropriate.  The Company hereby agrees to conduct an annual review, which shall occur approximately every twelve months from the Effective Date.  In preparation for such review, the Company will consider whether an increase in salary is appropriate, based upon Executive’s performance and Company performance.

(b)                                 Bonus.  Executive shall be eligible to receive an annual bonus with a target amount equal to thirty percent (30%) of his annual Base Salary, with the actual amount determined based upon the achievement of certain Executive performance goals and Company milestones identified by the Company at the beginning of each calendar year after consultation with the Executive.  The amount of all bonuses paid will be determined the third (3rd) week of December and payable in January the following year, and will be prorated for any fiscal year in which Executive is employed for fewer than twelve months.

(c)                                  Stock Option.  The Company’s board of directors has approved a grant to Executive, under the Company’s Amended and Restated 2011 Stock Option and Incentive Plan, of a non-qualified stock option to purchase 226,000 shares of the Company’s common stock, $0.00001 par value per share (the “Common Stock”).  Such stock option, and each subsequent stock option issued to Executive, shall: (i) have an exercise price per share equal to the closing price of Common Stock as reported by NASDAQ on the date of grant; (ii) be subject to vesting requirements such that 25% of the total option shares shall become exercisable on the first anniversary of the grant date and an additional 2.0833% of the total option shares shall become exercisable on each monthly anniversary of such date, subject at all times to Section 7 hereof; and (iii) be exercisable as to any vested shares until the earlier to occur of (x) the date that is five years following the date of termination of the Executive’s employment, or (y) the expiration date of the stock option.

5.                                      Benefits.

(a)                                 Executive shall be eligible to receive all benefits made available to any employees of the Company including, without limitation, medical insurance (covering Executive and his dependents), vacation and/or retirement plans, and such benefits shall be provided in accordance with the Company’s personnel policies in effect from time to time during the Employment Term.  The Company reserves the right to change any Company benefit plan without Executive’s consent at any time.

(b)                                 The Company shall also provide Executive with participation in a 401(k) plan, subject to its terms and conditions.

(c)                                  Executive shall be entitled to four (4) weeks annual vacation leave, subject to the Company’s vacation policy in effect from time to time, no fewer than six (6) paid holidays per year and such other benefits, including sick leave, as the Company shall from time to time make available to its senior executive employees.  Executive shall be subject to the Company’s personnel practices in effect from time to time, in accordance with the Company’s Executive Handbook.

(d)                                 The Company shall promptly reimburse Executive for all reasonable expenses incurred by Executive in the course of Executive’s employment under this Agreement, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Company or the Internal Revenue Service.  The Company may establish general guidelines with respect to expenses chargeable to the Company.  Only expenses meeting the terms of such guidelines are subject to reimbursement unless the Company otherwise determines, at its discretion, on a case-by-case basis.

6.                                      Termination.  Executive’s employment pursuant to this Agreement may be terminated upon the happening of any of the following events (each, a “Termination Event”), subject to Section 7 hereof:

(a)                                 The death of the Executive;

(b)                                 The Company’s delivery to Executive of written notice of immediate termination by the Company of the services of the Executive for Cause.  As used in this Agreement, “Cause” shall be defined to include any one or more than one of the following by Executive:

(1)                                 Material Breach of any term of this Agreement by the Executive.  As used in this Agreement, the term “Material Breach” shall be defined as any act, other than an act which falls within the scope of one or more of Sections 6(b)(2) through 6(b)(6) of this Agreement, which is a breach of a material term of this Agreement, which causes or is likely to cause material harm to the Company, and which, if correctable, is not corrected by Executive within thirty (30) days after written notice of such breach is provided to Executive by the Company;

(2)                                 Embezzlement, misappropriation or theft of money or material property by Executive from the Company;

(3)                                 Executive’s commission of, conviction of, or plea of no contest (or similar pleading) to, a felony or serious misdemeanor or other crime involving moral turpitude during the Employment Term;

(4)                                 Executive’s fraud or material dishonesty to or with respect to the Company or conduct by Executive which would constitute a breach of the duty of loyalty by a director of the Company (whether Executive is then serving or has ever served as a director of the Company); or

(5)                                 Executive’s continued or repeated failure to perform in any material respect the duties assigned to the Executive by the Board; provided, however, the Company will notify Executive in writing specifically identifying Executive’s failure to perform not less than thirty (30) days prior to any proposed termination and give Executive a reasonable opportunity to correct such failure.

(c)                                  Thirty (30) days after the Company’s delivery to Executive of written notice of termination by the Company of the services of the Executive without Cause;

(d)                                 Thirty (30) days after the Company’s receipt from Executive of a written notice of resignation for Good Reason, which written notice must: (i) state in reasonable specificity the event giving rise to Good Reason, (ii) be provided to the Company no later than ninety (90) days following the initial occurrence constituting Good Reason, and (iii) provide the Company with thirty (30) days to correct or cure the event constituting Good Reason hereunder.  As used in this Agreement, “Good Reason” shall be defined to include the occurrence, without Executive’s consent, of any one or more of the following:

(1)                                 The Company’s Material Breach of any term of this Agreement.  As used in this Agreement, the term “Company’s Material Breach” shall be defined as any act, other than an act which falls within the scope of Section 6(d)(2) of this Agreement, which breaches a material term of this Agreement, causes or is likely to cause material harm to Executive and is not corrected by the Company within the cure period provided for above;

(2)                                 Any material reduction in Executive’s Base Salary, target bonus percentage or benefits (but excluding any reduction in benefits proportionately applicable to all executives of the Company) or any material diminution in Executive’s title, duties or responsibility as Chief Medical and Development Officer of the Company, in each case which is not corrected by the Company within the cure period provided for above; or

(3)                                 Any relocation of Executive’s primary work location by more than fifty (50) miles from the city of Durham, North Carolina, which is not corrected by the Company within the cure period provided for above.

(e)                                  Thirty (30) days after the Company’s receipt from Executive of a written notice of resignation without Good Reason, which date may be accelerated by the Company by delivery of written notice to Executive stating the date upon which such termination of employment shall be effective (which acceleration of date shall in no event constitute a termination without Cause);

(f)                                   The mutual written agreement of both Executive and the Company.

7.                                      Benefits and Duties Upon Termination.

(a)                                 Termination by Company for Cause.  Upon any termination of Executive’s employment hereunder for Cause, as defined above, Executive shall be entitled to no further compensation or benefits under this Agreement after the termination date, except (i) accrued but unpaid Base Salary, earned bonus, or benefits; and (ii) amounts as may be required by law.

(b)                                 Termination by Company Without Cause or by the Executive with Good Reason.  If Executive is terminated: (i) by the Company without Cause; or (ii) because Executive terminates his employment with the Company for Good Reason (each a “Severance Event”), provided that Executive executes and does not revoke a general release substantially in the form attached as Appendix A hereto no later than 60 days after the date of termination, the Company shall: (A) continue to pay Executive, in accordance with the Company’s regular periodic payroll practices in place immediately prior to such termination, an amount equal to Executive’s Base Salary for twelve (12) months from the effective date of Executive’s termination (the “Severance Term”); (B) pay his annual earned bonus, in the month of January for the succeeding year, which would otherwise have been payable for the year in which Executive’s employment terminated, assuming for the purpose of determining such bonus that any specified milestones have been achieved, on a pro rata basis for the portion of the year that Executive is actually employed, such amount to be payable as if no such termination had occurred and that therefore the full target bonus had been earned; and (C) pay an amount throughout the Severance Term equal to Executive’s monthly cost of coverage with respect to health benefits immediately prior to the Termination Event, with payment of such benefits to be made in any event no later than the end of the calendar year immediately following the calendar year in which Executive’s employment terminated.  Amounts due under Section 7(b)(A) and (C) shall commence within 60 days after the effectiveness of the release described above; provided that if the 60-day period for providing a general release spans two calendar years, payment shall commence to be made in the second calendar year with a catch-up payment for amounts that would have commenced earlier but for the operation of this sentence.  Amounts due under this Section 7(b) shall be paid without mitigation or offset for any other amount earned by Executive.  Upon termination of Executive’s employment as the result of a Severance Event, all of Executive’s stock options that would otherwise have vested during the twelve (12) month period from the effective date of such termination (assuming no termination had occurred) shall vest as of immediately prior to such termination.

(c)                                  Voluntary Resignation Without Good Reason.  If Executive resigns voluntarily without Good Reason, Executive shall not be entitled to further compensation or benefits (except (i) accrued but unpaid Base Salary, earned bonus, or benefits, and (ii) amounts as required by law), beyond the earlier of (1) thirty (30) days from the date Executive gives the Company notice of his resignation or (2) the effective date of Executive’s resignation; provided, however, that the Company may accelerate the effective date of any resignation by providing written notice to Executive of such accelerated effective date, provided that the Company pays and provides to the Executive all Base Salary and benefits that would have been provided to the Executive in the period between his resignation and his original effective date of resignation had he been employed by the Company during such period.  Such resignation, by itself, will not give rise to a cause of action by the Company against Executive, and such acceleration of the effective date of any resignation will not give rise to a cause of action by Executive against the Company.

(d)                                 Mutual Agreement.  Upon any termination of Executive’s employment hereunder through written mutual agreement, Executive shall be entitled to further compensation or benefits as mutually agreed upon in writing.

(e)                                  Effect Upon Stock Options.  Subject to the provisions governing acceleration of vesting in Section 7(f), stock options which have not vested at the time or upon the occurrence of any such Termination Event shall be forfeited by the Executive three (3) months after the occurrence of the Termination Event, but all vesting shall cease upon the occurrence of the Termination Event.  Upon the occurrence of any Termination Event, vested stock options held by Executive shall remain subject to the terms and conditions of the plan under which they were granted, Section 4(c) of this Agreement, and any option agreement evidencing such award.

(f)                                   Change in Control.  If the Executive’s employment is terminated: (i) by the Company for any reason other than for Cause, other than by reason of his death or permanent disability, or (ii) by the Executive for Good Reason, in either case, in anticipation of and within three (3) months before, concurrently with, or within twelve months following a Change of Control, and provided that the Executive executes and does not revoke a general release substantially in the form attached as Appendix A hereto no later than 60 days after the date of termination, then all of Executive’s unvested stock options shall vest and become exercisable in full as of a time immediately prior to such termination, or Change of Control, if later, and the Company shall pay the Executive:

(i)                                     an amount equal to twelve (12) months of his then-current monthly base salary (less all applicable deductions for withholding taxes and the like) payable in a single lump sum;

(ii)                                  an amount equal to: (i) the percentage of his annual base salary the Executive received as a bonus payment for the calendar year immediately preceding the year of termination, multiplied by (ii) the base salary the Executive received in the year of termination (excluding payments made pursuant to Section 7(f)(i) hereof), such amount to be paid in a single lump sum; and

(iii)                               an amount equal to the Executive’s monthly cost of coverage with respect to such health benefits immediately prior to the Termination Event, times 12.

Amounts due under this Section 7(f) are in lieu of amounts payable under Section 7(b) and shall be paid without mitigation or offset for any other amount earned by Executive.  If all conditions necessary to establish the Executive’s entitlement to the payments specified in this Section 7(f) have been satisfied, such payments shall be paid in full within five business days after the effectiveness of the release described above, and in any event no later than March 15 of the calendar year following the calendar year in which the Executive’s employment terminated.

Notwithstanding the foregoing, if the 60-day period for providing a general release spans two calendar years, payment shall be made only in the second calendar year.

(g)                                  Definition of Change of Control.  For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred:

(i)                                     If any person (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company or any trustee or fiduciary holding securities under an employee benefit plan of the Company) becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that, a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote).

(ii)                                  Upon the consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to less than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) any merger, sale or disposition described in clauses (A) or (B) involving one or more subsidiaries of the Company whose collective operations constitute a majority of the Company’s business.  For purposes of clarity, any change in the majority ownership of the Company that results solely from an equity financing event (i.e., an event pursuant to which existing stockholders are not transferring or selling existing shares), shall in no event constitute a Change of Control hereunder.

8.                                      Section 280G.

(a)                                 Notwithstanding anything to the contrary herein, if it shall be determined that any payment or benefit hereunder or under any other plan or agreement or otherwise (collectively “Payments”) would constitute an “excess parachute payment” to the Executive within the meaning of Section 280G of the Code, and thus would not be deductible under Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code or any similar tax (“280G Tax”), and if and only if the Executive would be in a better after-tax position by reducing the Payments, the amounts payable hereunder shall be reduced to the extent necessary to eliminate any Payments or portion of the Payments from being non-deductible under Section 280G(b)(1) of the Code and thereby not subject to the excise tax imposed by Section 4999 of the Code.  In such case, the Payments shall be reduced so that the total aggregate value of the Payments do not exceed 2.99 times the total value of the Executive’s average annualized compensation for the preceding five years. If the Company determines that the

Payments constitute “non-qualified deferred compensation” under Section 409A, any reduction in the Payments required to be made pursuant to this Section 8(a) shall be made first with respect to Payments payable in cash before being made in respect to any Payments to be provided in the form of benefits or equity award acceleration, and in the form of benefits before being made with respect to equity award acceleration, and in any case, shall be made with respect to such Payments in inverse order of the scheduled dates or times for the payment or provision of such Payments.

(b)                                 Any determinations to be made under this Section 8 shall be made by the Company’s independent public accountants (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and to the Executive, and shall be binding upon the Company and the Executive.  All fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

9.                                      Restrictive Covenants.

(a)                                 For a period of one (1) year following any Termination Event (the “Non-Solicitation Period”), Executive shall not directly or indirectly induce or attempt to influence any employee of the Company or any of its subsidiaries to terminate his or her employment with the Company or any such subsidiary, as the case may be.

(b)                                 During the term of this Agreement, Executive shall not, without the written consent of the Company, engage in, whether as a principal, partner, director, officer, agent, employee, consultant or in any other capacity, or have any direct or indirect ownership interest in, any business which has as its primary focus the development of pharmaceutical therapies in which the Company is conducting clinical trials during the term of Executive’s employment (the “Area of Non-Competition”) or with any division or group of a business which has the Area of Non-Competition as its primary business focus; provided, however, that this covenant not to compete shall not preclude an Executive from owning, as a passive investor, up to five percent (5%) of the outstanding shares in a publicly traded company engaged in the activities specified in this Section 9(b).

(c)                                  If the covenants set forth in this Section 9 shall be held by any court of competent jurisdiction to be excessively broad in time or geographical area or both, then they shall not be void, but shall be effective and enforceable for such shorter period of time and as to such more limited geographical area as shall be found by such court to be valid and enforceable.

10.                               Trade Secrets and Confidential Information.

(a)                                 Definition.  “Confidential Information” includes all materials, technical data, information, reports, presentation materials, interpretations, forecasts, test results and other records which (i) are not available to the general public, (ii) relating to the business activities, products and services of the Company and its subsidiaries, including their respective customers and suppliers, and (iii) are disclosed to Executive in connection with his services to the Company.  The term “Confidential Information” shall specifically include, without limitation, all Company Innovations.  “Confidential Information” also shall include those portions of any opinions, judgments or recommendations which contain or would reveal the Confidential Information, whether formulated or prepared by the Company or Executive.

(b)                                 Exceptions.  The obligations regarding Confidential Information under this Agreement shall not apply to any information which:

(1)                                 is or becomes available to the general public without fault of Executive;

(2)                                 was previously known to Executive prior to disclosure to Executive by the Company, as evidenced by tangible records;

(3)                                 subsequently is rightfully obtained by the Executive from a third party who lawfully possessed the information and who had the right to make such disclosures; or

(4)                                 is required to be disclosed to the public directly or be accessed by a freedom of information request as a result of an order of a court of law or other governmental body.

(c)                                  Use and Obligations.  Executive shall use Confidential Information only to perform Executive’s duties and obligations to the Company, and shall not disclose or use Confidential Information for any other reason or purpose.  The Executive’s obligations under this Agreement apply to all Confidential Information, and Executive agrees to protect such information regardless of whether the information was disclosed in verbal, written, visual or other form.  Executive hereby agrees to give notice immediately to the Company of any unauthorized use or disclosure of Confidential Information by Executive.  Executive further agrees to assist the Company in remedying any such unauthorized use or disclosure of Confidential Information.  Confidential Information shall not become the property of the Executive, shall be kept confidential and shall be protected from disclosure by the Executive exercising at least the same degree of care as used to protect his own proprietary information of like kind and nature; provided, however, that in no case shall the degree of care be less than a reasonable degree of care.  Furthermore, no right is granted to the Executive to make, use, or sell any invention or material described in the Confidential Information.

(d)                                 Procedure for Required Disclosure.  In the event that Executive is requested or required to disclose to third parties any Confidential Information or any opinions, judgments or recommendations developed from the Confidential Information, the Executive will, prior to disclosing such Confidential Information, and to the extent permitted by law, provide the Company with prompt notice of such request(s) or requirement(s) so that the Company may seek appropriate legal protection or waive compliance with the provisions of this Agreement.  If no legal protection or waiver is obtained and, after consulting his legal counsel, Executive concludes that he is compelled by law to disclose certain Confidential Information, the Executive may disclose that Confidential Information.  The Executive will not oppose action by, and will reasonably cooperate with the Company to obtain legal protection or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(e)                                  Return of Confidential Information.  At the Company’s written request, the Executive shall (a) promptly return all written Confidential Information and all other written material concerning or reflecting any information in the Confidential Information; and (b) not retain any copies, extracts or reproductions in whole or in part of such written material.  Notwithstanding the foregoing, the parties acknowledge that Executive may retain his address book and contact list to the extent they only contain contact information.

(f)                                   Survival of Provisions.  Executive recognizes and agrees that he is and shall continue to be bound by the provisions of this Section 10 upon expiration of the Employment Term or upon the occurrence of a Termination Event for a period of three (3) years after the effective date of such termination or expiration.

11.                               Intellectual Property.

(a)                                 Definitions.  As used in this Agreement, the term “Innovations” shall mean (i) processes, machines and compositions of matter; (ii) inventions and improvements (whether or not protectable under patent laws); (iii) techniques, ideas, concepts and programs; (iv) works of authorship and information fixed in any tangible medium (whether or not protectable under copyright laws); (v) mask works; (vi) trademarks, trade names, trade dress and trade secrets and know-how (whether or not protectable under trade secret laws); and (vii) all other subject matter protectable under patent, copyright, mask work, trademark, trade secret or other similar laws.  The term “Company Innovations” shall mean Innovations that Executive, solely or jointly with others, conceives, reduces to practice, creates, derives, develops or makes in the course of or otherwise in connection with Executive’s employment with the Company.  The term “Company Innovations” shall also include, without limitation, any derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, or continuing patent applications relating to any Company Innovation.

(b)                                 Intellectual Property Rights.  Executive understands, acknowledges, and agrees that (i) all Company Innovations shall belong to the Company; and (ii) all Company Innovations which constitute works of authorship shall be works-made-for-hire as defined by and pursuant to the Copyright Act of 1976, as amended.  Executive shall promptly disclose to the Company in writing any and all Innovations, conceived, reduced to practice, created, derived, developed or made in the course of or otherwise in connection with Executive’s employment with the Company, whether alone or with others, and whether during regular working hours or through the use of facilities and properties of the Company or otherwise which relate to the business of the Company.  Executive agrees to make and maintain adequate and current records of all such Innovations, which shall be and remain the property of the Company.  Executive further agrees to use his best efforts to supply Company Innovations to the Company in whatever form the Company may require.  Executive hereby assigns and agrees to assign to the Company or such other party as the Company may designate all of Executive’s right, title, and interest (including but not limited to patent rights and copyrights) in and to any Company Innovations which are deemed not to be works-made-for-hire to the Company or such other party as the Company may designate, and at the Company’s request, Executive agrees to provide whatever assistance the Company (or such other party, as the case may be) may require to register, record, perfect, or otherwise secure the Company’s (or such other party’s, as the case may be) rights in such Company Innovations, in each case at the Company’s expense.

(c)                                  Termination Events.  Upon Company’s written request, which shall be received by Executive no later than thirty (30) days after the occurrence of any Termination Event, Executive shall:

(1)                                 Deliver to the Company all designs, drawings, sketches, prototypes and other data and records relating to Company Innovations;

(2)                                 Relinquish all rights, title and interest in such Company Innovations to Company; and

(3)                                 Assign, execute and deliver all applications, assignments and any and all other documents necessary for the Company to apply for federal, state or foreign intellectual property protection on such Company Innovations.

(d)                                 Relinquishment of Rights to Royalties.  Executive understands, acknowledges, and agrees that by signing this Agreement he relinquishes any and all rights to royalties or any portion of gross revenues in connection with any Innovations, including Company Innovations, owned or sold by the Company or its subsidiaries.

(e)                                  Relinquishment of Free Licenses.  Executive understands, acknowledges, and agrees that by signing this Agreement, he relinquishes any and all rights to have personally a free nonexclusive license in any Innovation, including Company Innovations, owned, licensed, used or held by the Company or its affiliates.

(f)                                   Exceptions.  Notwithstanding anything to the contrary in this Section 11, Executive shall be entitled to retain all of his rights and interest in and to any Innovation not related to an Area of Non-Competition, which he authors or creates as part of any project on his own time, not during normal business hours, and not using Confidential Information or Company resources or personnel, to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix B).

12.                               Succession and Assignment.  This Agreement shall bind all parties, their respective heirs, executors, administrators, successors and assigns, but nothing contained herein shall be construed as an authorization or right of Executive to assign his rights or obligations hereunder.

13.                               Waiver of Breach or Violation Not Continuing.  Waiver of a breach or violation of any provision of this Agreement shall not operate or be construed to be a waiver if any subsequent breach hereof.

14.                               Notices.  The delivery of any statement or the giving of any notice provided for or required herein may be effected by (i) delivery by hand and the execution by the recipient of a written receipt, or (ii) by depositing with the United States Postal Service or in any one of its regular depositories the same to the recipient by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows: in the case of Executive, to Executive’s last known residence; or in the case of the Company, to its principal offices, or any subsequent address provided to Executive, to the attention of the Chief Executive Officer, with copy to

Mitchell S. Bloom, Goodwin Procter LLP, 53 State Street, Boston, MA, mbloom@goodwinprocter.com.

15.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts to be executed, and entirely to be performed, in such State, and in any event without giving effect to any choice or conflict of law provisions of such State.

16.                               No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

17.                               Headings.  The headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Agreement.

18.                               Gender.  The use of the feminine gender shall include the masculine gender and the singular, the plural and vice versa.

19.                               Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.  This Agreement may not be changed except by an agreement, in writing, executed by the Company’s Chief Executive Officer and the Executive.

20.                               Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If any term or provision of this Agreement is judicially determined to be invalid or unenforceable, then the parties agree that such provision shall automatically be modified to be enforceable to the fullest extent permitted by then applicable law.

21.                               Indemnification.  In addition to the indemnification provisions applicable to Executive under the Company’s certificate of incorporation and bylaws, the Company hereby agrees to indemnify, hold harmless and defend Executive, to the maximum extent allowable under Delaware law, from and against any and all claims, liabilities, losses, costs, expenses, causes of action and damages (including, without limitation, attorney fees and court costs) arising out of or related in any manner to his employment. The Company shall use reasonable efforts to obtain and maintain during the Employment Term, Directors and Officers liability insurance, in amounts and with deductibles customary for a comparably situated company and shall extend such coverage to include the Executive, during the Employment Term and for not less than six (6) years thereafter, for any matters relating to his employment with the Company.

22.                               Taxes.  The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

23.                               Section 409A of the Code.

(a)                                 It is intended that each installment of the severance payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  It is also intended that any payments or benefits provided pursuant to this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (Section 409A) provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).  In addition, if at the time of the Executive’s separation from service the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)                                 All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

*   *   *

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has hereunto set Executive’s hand, effective as of the date first above written.

EMPLOYEE

/s/ Franck Rousseau
Franck Rousseau

OCERA THERAPEUTICS, INC.

By:	/s/ Linda Grais
Linda Grais
Chief Executive Officer

APPENDIX A

FORM OF GENERAL RELEASE

RELEASE OF CLAIMS

This Release of Claims (the “Release”) is entered into by Franck S. Rousseau (the “Executive”) pursuant to the Agreement of Employment dated December 19, 2013 by and between Ocera Therapeutics, Inc., a Delaware corporation (the “Company”) and the Executive (the “Agreement”).  This Release is the release of legal claims referenced in Section 7(b) or 7(f) of the Agreement.  Terms with initial capitalization that are not otherwise defined in this Release have the meanings set forth in the Agreement.

1.                                      Consideration.  The Company shall provide the Executive with the payments and benefits described in either Section 7(b) or 7(f) of the Agreement, at the times provided therein.

2.                                      Release of Claims.  The Executive voluntarily releases and forever discharges the Company and its predecessors, successors, assigns, and current and former members, equity holders. partners, directors, officers, employees, representatives, attorneys, agents, subsidiaries and all persons acting by, through, under or in concert with any of the foregoing (any and all of whom or which are hereinafter referred to as the “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, “Claims”) that the Executive now has, owns or holds, or claims to have, own, or hold, or that he at any time had, owned, or held, or claimed to have had, owned, or held against any Releasee.  This general release of Claims includes, without implication of limitation, the release of all Claims:

•                  relating to the Executive’s employment by and retirement from employment with the Company;

•                  of wrongful discharge;

•                  of breach of contract;

•                  of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964;

•                  under any other federal or state statute, to the fullest extent that Claims may be released;

•                  of defamation or other torts;

•                  of violation of public policy; and

•                  for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

•                  In granting the release herein, Executive understands that this Agreement includes a release of all claims known or unknown.  In giving this release, which includes claims which may be unknown to Executive at present, Executive acknowledges that he has read and understands Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims Executive may have against the Company or any Releasee.

3.                                      Limitations on Release.  Notwithstanding anything in Section 2 of this Release to the contrary, nothing in this Release limits the Executive’s rights to (i) any salary, bonus, vacation pay or any other compensation or benefits or reimbursement of expenses earned or accrued prior to the date hereof, (ii) indemnification by the Company that the Executive may have pursuant to any contract, the organizational documents of the Company and its subsidiaries or pursuant to applicable law or (iii) pursue a claim against the Company in the event that it breaches any of its obligations under the Agreement.

4.                                      No Assignment.  The Executive represents that he has not assigned to any other person or entity any Claims against any Releasee.

5.                                      Right to Consider and Revoke Release.  The Executive acknowledges that he has been given the opportunity to consider this Release for a period of twenty-one (21) days after the Executive receives this Release.  In the event the Executive executed this Release within less than twenty-one (21) days, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release until the end of the twenty-one (21) day period.  To accept this Release, the Executive shall deliver a signed Release to the Company within such twenty-one (21) day period.  For a period of seven (7) days from the date when the Executive executes this Release (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by the Company on or before the last day of the Revocation Period.  This Release shall take effect only if it is executed within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence.  If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

6.                                      Other Terms.

(a)                                 Legal Representation; Review of Release.  The Executive acknowledges that he has been advised to discuss all aspects of this Release with his attorney, that he has carefully read and fully understands all of the provisions of this Release and that he is voluntarily entering into this Release.

(b)                                 Binding Nature of Release.  This Release shall be binding upon the Executive and upon his heirs, administrators, representatives and executors

(c)                                  Amendment.  This Release may be amended only upon a written agreement executed by the Executive and the Company.

(d)                                 Severability.  In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release.  In the event of such severance, the remaining covenants shall be binding and enforceable.

(e)                                  Governing Law and Interpretation.  This Release shall be deemed to be made and entered into in the state of California, and shall in all respects be interpreted, enforced and governed under the laws of California, without giving effect to the conflict of laws provisions of California law.  The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either the Company or the Executive.

(f)                                   Entire Agreement; Absence of Reliance.  The Executive acknowledges that he is not relying on any promises or representations by the Company or any of its agents, representatives or attorneys regarding any subject matter addressed in this Release.

So agreed by the Executive.

Franck S. Rousseau	Date

APPENDIX B

California Labor Code Section 2870.  Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)                                 Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)                                 Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)                                 Result from any work performed by the employee for his employer.

(b)                                 To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.